the cereghino group corporate investor relations 5333 - 15th Avenue South, Suite 1500 Seattle, WA 98108 206.762.0993 www.stockvalues.com	FIRST MUTUAL BANCSHARES CONTACT: John Valaas, President & CEO Roger Mandery, Executive VP & CFO 425.455.7300 NEWS RELEASE

FIRST MUTUAL BANCSHARES' NET INCOME UP 15% IN SECOND QUARTER; 51st CONSECUTIVE QUARTER OF RECORD EARNINGS; EXCELLENT CREDIT QUALITY CONTINUES

BELLEVUE, WA - July 27, 2005 - First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today reported that continued strong loan production contributed to 16% revenue growth and the company's 51st consecutive quarter of record year-over-year earnings growth. Net income increased 15% for the quarter ended June 30, 2005, to $2.5 million, or $0.45 per diluted share, compared to $2.2 million, or $0.40 per diluted share in the second quarter last year. For the first six months of 2005, net income grew 13% to $5.1 million, or $0.92 per diluted share, from $4.5 million, or $0.82 per diluted share in the first half of 2004.

Financial highlights for the second quarter of 2005, compared to a year ago include:

  Revenues increased 16%, reflecting sizable gains in net interest income and noninterest income.
  Noninterest income grew 69% on fee income growth and loan sales.
  Total deposits grew 13%.
  Loan originations increased 11% to $137 million.
  Credit quality remains excellent, with non-performing assets equaling just 0.08% of total assets.
  Return on average equity was 16.0%.

Management will host an analyst conference call on Friday morning, July 29, at 7:00 am PDT (10:00 am EDT) to discuss the results. Investment professionals are invited to dial (303) 262-2137 to participate in the live call. All current and prospective shareholders are welcome to listen to the live call or the replay through a webcast posted on the bank's website, www.firstmutual.com, where it will be archived for one month. A telephone replay will also be available for a month, beginning approximately two hours after the conclusion of the call, at (303) 590-3000 and using passcode 11033040#.

"Our efforts to generate new business and expand existing relationships, combined with the ongoing improvement in the local economy, have resulted in continued strong loan production," stated John Valaas, President and CEO. "We continue to sell a portion of our loans each quarter to maintain a diversified portfolio and to manage our risk profile. As a result, we have grown revenues while sustaining excellent credit quality."

Non-performing assets (NPAs) declined to $797,000 at the end of June 2005, representing 0.08% of total assets. The provision for loan losses was $450,000 in the second quarter of 2005, which increased the loan loss reserve to $9.7 million, or 1.14% of gross loans, from $8.9 million, or 1.11% of gross loans at the end of the second quarter last year.

Loan originations increased 11% to $137 million in the second quarter of 2005, from $123 million in the same quarter last year. Net portfolio loans were up 6% to $832 million, from $785 million at the end of June last year, and total assets increased 8% to $1.05 billion, from $964 million a year ago.

"Income property lending remains strong, despite the dramatic price increases of commercial real estate and multi-family properties," Valaas said. "Fierce competition has degraded yields, and, in our view, credit underwriting standards in the market have also declined. We will continue to portfolio income property loans that meet our strict credit standards and our pricing hurdles. For those income property loans we choose not to portfolio, we see opportunities to earn fees by selling them on a non-recourse basis into the secondary market, where demand remains strong."

Income property loans were 37% of First Mutual's loan portfolio at the end of June 2005, compared to 43% a year earlier. Business banking grew to 13% of total loans, from 11% a year ago, while commercial construction loans remained unchanged at 3% of loans. Single-family mortgage loans increased to 24% of the portfolio at quarter-end, compared to 21% at the end of the second quarter last year, and single-family construction loans remained constant at 11% of total loans. Consumer loans, which include home improvement loans originated on a national scale through the Sales Finance Division, increased slightly from a year ago to 12% of the loan portfolio.

"Sales Finance loans represented about 9% of total loans at quarter-end," Valaas said. "After evaluating our yields and credit history, we have made the strategic decision to portfolio more of our Sales Finance production going forward. As a result, I expect these
(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

loans will slowly grow as a percentage of total loans, and our interest income should increase accordingly. I also anticipate a heightened focus on custom construction and residential mortgages, which should help further diversify our portfolio."

Revenues, which are comprised of net interest income and noninterest income, grew 16% in the quarter to $11.4 million, compared to $9.8 million in the second quarter of 2004. A growing balance sheet, a rise in interest rates, and increased fee income and gain on sales of loans all contributed to the top line growth. Net interest income was $9.8 million, compared to $8.9 million a year prior. Noninterest income grew 69% to $1.6 million in the second quarter of 2005, versus $928,000 last year, reflecting increased loan, deposit, and loan fees, as well as gain on sales of loans. Noninterest expense increased 18% to $7.1 million, from $6.0 million in the second quarter of 2004, due to a rise in salary and benefit expenses, including an incentive bonus accrual.

For the first half of 2005, revenues grew 17% to $22.6 million, from $19.2 million in the six-month period ended June 30, 2004. Net interest income increased 13% to $19.6 million, compared to $17.3 million in the same period last year. Noninterest income grew 61% to $2.9 million in the first half, from $1.8 million a year ago, and noninterest expense increased 20% to $14.0 million, compared to $11.7 million in the six-month period ended June 30, 2004.

"Our net interest margin, which was 4.01% in the quarter and 4.04% in the first half, has remained fairly stable," Valaas said. "I do not anticipate any dramatic moves from this level in the near term, although we expect some nominal improvement on both a sequential-quarter and year-over-year basis in the third quarter." Core deposits grew by 16% while time deposits increased by 11% over the past year. Total deposits grew 13% to $720 million, compared to $637 million at the end of the second quarter last year.

First Mutual generated a 16.0% return on average equity (ROE) in the quarter ended June 30, 2005, flat from a year ago. For the first half of 2005, ROE was 16.5% compared to 16.9% in the first six months of last year.

First Mutual's consistent performance has garnered attention from a number of sources. In 2004, the company was ranked #23 in the Top 200 Publicly Traded Banks with less than $1 billion in assets by U.S. Banker magazine, based on its three-year ROE. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2004 and 2005 for the company's 10-year earnings per share growth rate, and Sandler O'Neill's 2004 Bank and Thrift Sm-All Stars named First Mutual among the top 30 performing small banks in the country, among the 592 with market capitalizations below $2 billion. In May last year, First Mutual Bank was named Eastside Business of the Year in the 2004 Eastside Business Awards, sponsored by the Bellevue Chamber of Commerce.

First Mutual Bancshares, Inc. is the holding company for its wholly owned subsidiary, First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area, and loan production offices in Tacoma and Vancouver, Washington, and a sales finance office in Jacksonville, Florida.
www.firstmutual.com

Equal Housing MEMBER FDIC

Lender

This press release contains forward-looking statements, including, among others, statements about our outlook for third quarter 2005, our sales finance and income property loan programs and the continued sales and servicing of those loans, our credit quality, and information from our net interest simulation model and gap report that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements and results of models and reports include, among others, our continuing experience with and development of the sales finance program, various factors affecting general interest rate and net interest margin changes and the fiscal and monetary policies of the government, economic and competitive environment, loan portfolio growth, asset quality, and loan delinquency rates. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to changes in our expectations. For further information regarding First Mutual, please read the First Mutual reports filed with the SEC and available at www.sec.govwww.sec.gov.

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

INCOME STATEMENT		Second Quarter Ended June 30,		Six Months Ended June 30,	Quarterly
(Unaudited) (Dollars in Thousands, Except Per Share Data)	2005	2004	2005	2004	Change
INTEREST INCOME
Loans Receivable	$ 14,823	$ 12,322	$ 28,755	$ 24,203
Interest on AFS Securities	1,267	885	2,538	1,662
Interest on HTM Securities	102	108	196	217
Interest Other	94	147	196	284
Total Interest Income	16,286	13,462	31,685	26,366	21%

INTEREST EXPENSE
Deposits	4,254	2,978	7,825	5,859
FHLB Advances and Other	2,206	1,627	4,234	3,160
Total Interest Expense	6,460	4,605	12,059	9,019	40%

Net Interest Income	9,826	8,857	19,626	17,347
Provision for Loan Losses	450	440	850	690
Net Interest Income After Loan Loss Provision	9,376	8,417	18,776	16,657	11%

NONINTEREST INCOME
Gain on Sales of Loans	420	322	945	667
Servicing Fees, Net of Amortization	369	81	695	114
Gain on Sales of Investments	-	-	-	71
Fees on Deposits	171	147	306	291
Other	612	378	996	683
Total Noninterest Income	1,572	928	2,942	1,826	69%

NONINTEREST EXPENSE
Salaries and Employee Benefits	4,332	3,392	8,278	6,655
Occupancy	849	649	1,633	1,345
Other	1,962	1,999	4,095	3,680
Total Noninterest Expense	7,143	6,040	14,006	11,680	18%

Income Before Federal Income Tax	3,805	3,305	7,712	6,803
Federal Income Tax	1,288	1,118	2,611	2,302
NET INCOME	$ 2,517	$ 2,187	$ 5,101	$ 4,501	15%

EARNINGS PER COMMON SHARE (EPS) DATA
Basic EPS	$ 0.47	$ 0.42	$ 0.96	$ 0.86	12%

EPS, Assuming Dilution	$ 0.45	$ 0.40	$ 0.92	$ 0.82	13%

Weighted Average Shares Outstanding	5,319,017	5,268,108	5,310,175	5,245,374
Weighted Average Shares Outstanding Including
Dilutive Effect of Stock Options	5,554,215	5,511,304	5,553,308	5,493,889

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

BALANCE SHEET	June 30,	December 31,	June 30,	Annual
(Unaudited) (Dollars in Thousands, Except Per Share Data)	2005	2004	2004	Change
ASSETS:
Interest-Earning Deposits	$ 1,817	$ 309	$ 641
Noninterest-Earning Demand Deposits and Cash on Hand	15,905	13,536	10,640
Total Cash and Cash Equivalents	17,722	13,845	11,281	57%

Mortgage-Backed and Other Securities, Available For Sale	121,430	124,225	112,400
Loans Receivable, Held For Sale	13,408	10,064	2,940
Mortgage-Backed and Other Securities, Held To Maturity
(Fair Value of $7,754, $7,827, and $8,818 respectively)	7,663	7,720	8,732
Loans Receivable	841,582	808,643	793,499
Reserve For Loan Losses	(9,709)	(9,301)	(8,865)
Loans Receivable, Net	831,873	799,342	784,634	6%

Accrued Interest Receivable	4,811	4,300	3,915
Land, Buildings and Equipment, Net	31,128	27,994	24,651
Federal Home Loan Bank (FHLB) Stock, at Cost	13,122	12,919	12,533
Servicing Assets	2,082	1,525	878
Other Assets	2,231	1,849	1,740
TOTAL ASSETS	$ 1,045,470	$ 1,003,783	$ 963,704	8%

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Deposits:
Money Market Deposit and Checking Accounts	253,055	254,436	215,690
Savings	7,914	8,434	8,527
Time Deposits	458,718	412,499	412,602
Total Deposits	719,687	675,369	636,819	13%

Drafts Payable	541	378	542
Accounts Payable and Other Liabilities	12,015	14,106	7,841
Advance Payments by Borrowers for Taxes and Insurance	1,900	1,676	1,918
FHLB Advances	228,119	234,207	244,313
Other Advances	1,600	1,600	500
Long Term Debentures Payable	17,000	17,000	17,000
Total Liabilities	980,862	944,336	908,933	8%

STOCKHOLDERS' EQUITY:
Common Stock, $1 Par Value, 30,000,000 Shares Authorized;
5,342,191, 5,288,489 and 5,276,662 Issued and Outstanding, Respectively	5,342	5,288	5,277
Additional Paid-in Capital	46,321	45,595	45,459
Retained Earnings	13,364	9,220	5,385
Accumulated Other Comprehensive Income (Loss):
Unrealized (Loss) on Securities Available for Sale and
Interest Rate Swap, Net of Federal Income Tax	(419)	(656)	(1,350)

Total Stockholders' Equity	64,608	59,447	54,771	18%

TOTAL LIABILITIES AND EQUITY	$ 1,045,470	$ 1,003,783	$ 963,704	8%

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

Financial Ratios		Quarter Ended June 30,		Six Months Ended June 30,
(Unaudited)	2005	2004	2005	2004
Return on Average Equity	16.04%	16.08%	16.54%	16.92%
Return on Average Assets	0.97%	0.93%	1.00%	0.99%
Efficiency Ratio	62.66%	61.73%	62.06%	60.92%
Annualized Operating Expense/Average Assets	2.76%	2.58%	2.74%	2.56%
Yield on Earning Assets	6.39%	5.82%	6.27%	5.86%
Cost of Interest-Bearing Liabilities	2.62%	2.05%	2.49%	2.07%
Net Interest Spread	3.77%	3.77%	3.78%	3.79%
Net Interest Margin	4.01%	3.97%	4.04%	3.99%
Tier 1 Capital Ratio			7.53%	7.30%
Risk Adjusted Capital Ratio			12.12%	12.03%
Book Value Per Share			$ 12.09	$ 10.38

LOAN DATA		Quarter Ended June 30,
(Unaudited) (Dollars in Thousands)	2005	2004
Net Loans (Including Loans Held for Sale)	$ 845,281	$ 787,574
Non-Performing/Non-Accrual Loans	$ 793	$ 1,151
as a Percentage of Gross Loans	0.09%	0.14%
Real Estate Owned Loans (Includes Consumer)	$ 4	$ 3
Total Non-Performing Assets	$ 797	$ 1,154
as a Percentage of Total Assets	0.08%	0.12%
Loan Loss Reserves	$ 9,709	$ 8,865
as a Percentage of Gross Loans	1.14%	1.11%
Loan Loss Provision	$ 450	$ 440
Net Charge-Offs from Reserves	$ 231	$ 161
AVERAGE BALANCES		Quarter Ended June 30,		Six Months Ended June 30,
(Unaudited) (Dollars in Thousands)	2005	2004	2005	2004
Average Assets	$ 1,033,686	$ 936,513	$ 1,023,719	$ 912,274
Average Equity	$ 62,786	$ 54,408	$ 61,673	$ 52,799
Average Net Loans (Includes LHFS)	$ 834,064	$ 773,561	$ 827,343	$ 756,511
Average Deposits	$ 705,680	$ 620,606	$ 697,528	$ 610,355
Average Earning Assets	$ 979,981	$ 893,451	$ 971,946	$ 872,868

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

FINANCIAL DETAILS

For the quarter and six months ended June 30, 2005, our net interest income increased $970,000 and $2.3 million, or 11% and 13%, relative to the same periods last year. This improvement resulted from both growth in our earning assets, which accounted for the majority of the improvement, as well as the net effects of asset and liability repricing. The following table illustrates the impact to our net interest income of balance sheet growth, and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as "volume" and the effect of asset and liability repricing labeled "rate."

Rate/Volume Analysis	Quarter Ended			Six Months Ended
	June 30, 2005 vs. June 30, 2004			June 30, 2005 vs. June 30, 2004
(Dollars in 000s)	Increase/(Decrease) due to			Increase/(Decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
Interest Income
Total Investments	$ 242	$ 82	$ 324	$ 662	$ 106	$ 768
Total Loans	972	1,530	2,502	2,147	2,406	4,553
Total Interest Income	$1,214	$1,612	$2,826	$ 2,809	$ 2,512	$ 5,321

Interest Expense
Total Deposits	$ 365	$ 912	$1,277	$ 801	$ 1,166	$ 1,967
FHLB and Other	127	452	579	399	675	1,074
Total Interest Expense	$ 492	$1,364	$1,856	$ 1,200	$1,841	$ 3,041

Net Interest Income	$ 722	$ 248	$ 970	$ 1,609	$ 671	$ 2,280

Earning Asset Growth (Volume)

For the second quarter of 2005, the growth in our earning assets contributed an additional $1.2 million in interest income relative to the second quarter of last year, which was partially offset by additional interest expense incurred from the funding sources used to accommodate the asset growth. The additional expense associated with these funding sources totaled $492,000 for the quarter. Consequently, the net impact of asset growth was an improvement in net interest income of $722,000, or 74% of the total increase in net interest income compared to the second quarter of last year.

Similar results were observed for the first six months of 2005, as asset growth over the prior year resulted in $2.8 million in additional interest income, partially offset by a $1.2 million increase in interest expense for the corresponding funding sources. This resulted in a $1.6 million net impact from asset growth, or 71% of the overall improvement in net interest income.

(Dollars in 000s)
Quarter Ended	Average Earning Assets	Average Net Loans	Average Deposits
June 30, 2004	$ 893,451	$ 773,561	$ 620,606
September 30, 2004	$ 929,335	$ 790,319	$ 647,560
December 31, 2004	$ 945,684	$ 801,235	$ 666,835
March 31, 2005	$ 962,613	$ 816,127	$ 683,521
June 30, 2005	$ 979,981	$ 834,064	$ 705,680

Our average earning assets totaled $980 million during the second quarter, an increase of nearly $87 million, or 10% over the second quarter of 2004, with approximately 70% of the growth attributable to additional balances in our loan portfolio.

Most of our asset growth was funded with additional deposits, including certificates issued in institutional markets through deposit brokerage services. To the extent that deposit growth is not sufficient to fully support our asset growth, we also utilize advances from the Federal Home Loan Bank of Seattle (FHLB) as an alternative funding source. For the second quarter, our deposits averaged nearly $706 million, representing growth of $85 million over the average level of second quarter 2004. At June 30, 2005, total deposits were up by $83 million from the end of the second quarter last year, with checking and money market balances accounting for $37 million, or 45% of the growth.

Between the 2004 year-end and the March 31, 2005 quarter-end, however, our checking and money market balances declined by $12 million. This represented a significant departure from the previous couple of years, in which growth of checking and money market balances accounted for the majority of all deposit growth. By June 30, 2005, however, the run-off in checking and money market balances reversed and balances had risen to $253 million, approximately $1 million below the 2004 year-end level.

The shift in balances from money market accounts to certificates of deposit occurred as the rate differential between the two product types began to widen. In 2004, with short-term interest rates at historically low levels, the rates offered on time deposits were only modestly higher than those on money market accounts, and thus viewed as unattractive by many investors. As a result, these depositors often chose to keep their balances in money

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

market accounts, accepting slightly lower yields in exchange for greater liquidity. Earlier this year, as the increases in short-term market interest rates that began in the second quarter of 2004 started affecting the yields on retail deposits, the rates paid on time deposits rose to a greater extent than those paid on money market accounts. As a result, time deposits became more attractive, making it more difficult to retain or grow checking and money market balances without incurring exorbitant marginal expense to do so, as any rate increases would apply not only to any newly opened accounts but all existing balances as well. With checking and money market balances showing signs of recovery over the last couple months, we are not currently anticipating significant future migration from checking and money market accounts to time deposits.

Asset Yields and Funding Costs (Rate)

For the quarter and six months ended June 30, 2005, the net effects of repricing on our assets and liabilities contributed an additional $248,000 and $671,000 to our net interest income, or 26% and 29% of the total differences relative to first quarter and half of 2004.

On the asset side, our loan portfolio accounted for $1.5 million and $2.4 million in additional interest income for the three and six month periods, or the vast majority of the total rate-related increase in interest income. As adjustable rate loans account for approximately 90% of our loan portfolio, almost all loan types benefited from increases in short-term interest rates.

By comparison, very little impact from repricing was observed in our securities portfolio due to the percentage of the portfolio invested in fixed-rate and hybrid ARM securities, which have not yet benefited from rising rate indices. Additionally, the rate-related benefits that were recognized from the repricing of adjustable-rate securities in our portfolio were largely offset by a reduction in the dividend on our holdings of stock in the FHLB.

As a member of the FHLB, and to utilize FHLB advances as a funding source for our lending and investment activities, we maintain a position in FHLB stock. Our position in this stock, which totaled $13 million for both the first and second quarters, has historically paid dividends on a quarterly basis. Based on events at the FHLB, however, the dividend rate for the first quarter of 2005 was well below the rate paid in the first quarter of last year, and no dividend was received from the FHLB in the second quarter. At this time, we do not anticipate receiving any dividend income on our FHLB stock in the foreseeable future.

On the liability side of the balance sheet, repricing increased our interest expense on both deposits and FHLB advances for both the quarter and six-month period ended June 30 relative to the prior year. The interest rate increases that drove loan and wholesale funding rates higher over the last year began to influence the deposit rates offered by our competitors in our local market earlier this year, resulting in rate-related increases in interest expense on both our non-maturity and time deposit accounts.

Net Interest Margin
Quarter Ended	Net Interest Margin
June 30, 2004	3.97%
September 30, 2004	3.99%
December 31, 2004	3.99%
March 31, 2005	4.08%
June 30, 2005	4.01%

Our net interest margin totaled 4.01% for the second quarter of 2005. While this represented a decline from the first quarter level, it exceeded the top of our 3.90% to 4.00% forecast by one basis point. A reduction in the margin had been expected based on a combination of fixed-rate securities in our portfolio, the non-payment of dividends on our FHLB stock, and a shifting customer preference from lower-rate money market accounts to higher-rate time deposits observed in the first quarter.

As noted above, adjustable rate loans, which reprice according to terms specified in our loan agreements with the borrowers, accounted for approximately 90% of our loan portfolio as of June 30, 2005. For the majority of these loans, repricing occurs on an annual basis. A notable exception to this would be those loans tied to the prime rate (about 15% of our portfolio), which typically reprice within one or two days of any increase in the Federal Funds target rate by the Federal Reserve. Consequently, most of the loans in our portfolio benefited from increases in short-term market interest rate indices over the last fifteen months and earned additional interest income relative to the quarter and six months ended June 30, 2004.

By comparison, rates on our retail deposits are managed internally and not typically subject to any sort of systematic adjustments based on movements in market rate indices. Instead, retail deposit rates tend to lag major interest rate indices. Retail deposit rates then typically continue to move for some time after the market rates stabilize or plateau at a given level. Consequently, while loan rates systematically repriced upwards, we postponed raising our retail deposit rates for as long as practical given our funding requirements and the rates offered by other institutions in our local market. By the end of the first quarter, however, the deposit rates offered by our competitors had begun moving upwards in response to increases in market interest rates, and were rising at a faster rate than most major indices used for pricing in our loan portfolio. If short-term rates were to stabilize, we could potentially see additional compression in our net interest margin in subsequent quarters as the effects of systematic loan repricing diminish, while deposit rates continue to trend upward for some time afterwards based on the lagging nature of retail deposit rate movements. However, given that intense competition earlier this year drove deposit rates higher with what seemed to be faster than historically typical velocity, it is also possible that these rates would not continue to trend upwards as long or as far as in previous rate cycles.

Additionally, the migration of checking and money market balances to time deposit accounts could potentially contribute to future compression of our net interest margin. Our checking and money market account balances typically represent a lower-cost source of funding for us, and time deposits a higher-cost source, becoming progressively more so as rates rise. Although we have grown our checking and money market deposits over their June 30, 2004 levels, these balances declined in the first quarter of this year, then began to recover over the last couple months. While we do not anticipate further migration from checking and money market accounts to time deposits, in the event that movement were to resume in a manner similar to that observed earlier this year, our net interest margin could be subject to further compression.
(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

Our net interest margin represents our net interest income for a given period, divided by the average level of earning assets during that same period. For our year-to-date net interest margin ratios prior to the second quarter of 2005, we calculated our average level of earning assets using an arithmetic average calculation of our balance sheets as of the quarter end focal date and the previous year-end. As a result, to the extent that assets grew early within a given year or that growth slowed or assets declined later in the year, this methodology would have resulted in a higher margin than a daily average calculation, as assets will be on our balance sheet and earning income for a longer time than implied by the averaging calculation. The opposite would have occurred if the majority of asset growth occurred near the end of the year, or if assets were to decline early in the year.

Beginning with the second quarter of 2005, we changed this methodology to use an arithmetic average calculation of each quarter end balance sheet within the subject timeframe, along with the prior year-end. For the six months ended June 30, this translates to a year-to-date average calculation based on three points in time (December 31, 2004, March 31, 2005, and June 30, 2005) as opposed to two points (December 31, 2004 and June 30, 2005) using the previous method. Year-to-date calculations for prior periods have been recalculated using the new method to facilitate comparisons. We believe that this change will better reflect the evolution of our balance sheet and margin over the course of each year and improve the overall accuracy of our margin calculation.

Gap Report

Based on our May 31, 2005, model, our one-year gap position totaled negative 3.6% and implied liability sensitivity, with more liabilities than assets expected to mature, reprice, or prepay over the following twelve months. This represented a decline from the gap ratios as of December 31, 2004, and March 31, 2005, which indicated asset sensitive positions of 2.6% and 0.4%.

Net Interest Income Simulation

The results of our income simulation model constructed using data as of May 31, 2005, indicate that relative to a "base case" scenario described below, our net interest income over the next twelve months would be expected to decline by 0.98% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and decline 0.43% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is little sensitivity in net interest income from the "base case" level over the twelve-month horizon, with relatively consistent net interest income in all three scenarios.

The changes indicated by the simulation model represent variances from a "base case" scenario, which is our forecast of net interest income assuming interest rates remain unchanged from the model date and that no balance sheet growth or contraction occurs regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

NONINTEREST INCOME

Noninterest income increased by $644,000 for the quarter and $1.1 million for the six months ended June 30, 2005, compared to the same periods in 2004. The 69% and 61% improvement, respectively, was attributable to higher net servicing income, gains on loan sales, and loan fees.

Gain on Sales of Loans
Gain on Loan Sales	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Consumer Loan Sale Gains	$ 201,000	$ 258,000	$ 702,000	$ 532,000
Residential Loan Sale Gains	38,000	36,000	62,000	64,000
Commercial Loan Sale Gains	181,000	28,000	181,000	71,000
Total Gains on Loan Sales	$ 420,000	$ 322,000	$ 945,000	$ 667,000

Loans Sold	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Consumer Loans Sold	$ 5,038,000	$ 7,592,000	$15,676,000	$15,264,000
Residential Loans Sold	4,938,000	8,336,000	12,090,000	16,656,000
Commercial Loans Sold*	2,570,000	6,718,000	2,570,000	17,546,000
Total Loans Sold	$12,546,000	$22,646,000	$30,336,000	$49,466,000

* Total loans sold were $9.4 million, which included a construction loan of $7.5 million, of which $650,000 was disbursed at origination.

For the second quarter of 2005, gains on loan sales significantly exceeded those of the prior year, attributable primarily to a large commercial loan transaction in June. Gains for the quarter and six months totaled $420,000 and $945,000, representing increases of 30% and 42% over the same periods last year.

Historically, the commercial loans we originate have been retained in our portfolio, and sales of participations in these loans have been utilized to limit our aggregate credit exposure to specific borrowers. During the second quarter, however, we experienced increased interest in, and opportunities for, sales of commercial loan participations. Consequently, we are currently considering the merits of expanding our commercial loan sales and potentially originating credits with the intent to sell, rather than portfolio the loans. In the event we determine that such a strategy would be more favorable than our historical practice, we would likely increase our sales of commercial loans, which could potentially lead to a reduction in the size of our Income Property Segment's loan portfolio. We do not anticipate that these potential sales would impact the other three segments, where we would expect the loan portfolios to continue to grow.
(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

With gains of $201,000 in the second quarter, consumer loan sales remained the largest contributor to our loan sale gains, though only modestly greater than the commercial category. While this represented a 22% decline from the gains realized in the second quarter of 2004, our pricing and execution improved, as the volume of loans sold declined 34% to $5.0 million, versus $7.6 million in the second quarter of last year. Similarly, through the first six months of 2005, gains on consumer loan sales increased $170,000, or 32%, despite the volume of loans sold increasing less than 3%.

As with the commercial loans, we reconsidered our strategy on the sales of consumer loans during the second quarter. Previously, our plan had been to sell approximately $6 million to $8 million in sales finance loans each quarter, though actual sales in a given quarter could fall above or below this range depending on loan production, market conditions, and other factors. In the second quarter, we revised our plan such that we now expect to substantially reduce our sales of these loans, selling only sufficient volumes to ensure the continuity of the market. This strategy may be reevaluated and subject to further modification based on factors including, but not limited to future loan production and/or market conditions.

In contrast, residential loan sale gains were little changed from the prior year, up 5% for the quarter and down 4% for the six months ended June 30, 2005, as the volume of loans sold declined 41% and 28% compared to the same periods last year. While production volumes for residential loans exceeded those for the second quarter and first half of last year, a greater percentage of this year's production was centered in custom construction loans, which have been retained within our portfolio.

Service Fee Income
	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Consumer Loan Service Fees	$ 341,000	$ 65,000	$ 641,000	$ 88,000
Commercial Loan Service Fees	26,000	16,000	50,000	28,000
Residential Loan Service Fees	2,000	0	4,000	(2,000)
Service Fee Income	$ 369,000	$ 81,000	$ 695,000	$ 114,000

For the quarter and six months ended June 30, 2005, our total servicing fee income rose 357% and 512% over the levels earned in the same periods of 2004, based on substantial increases in fees earned on consumer loans serviced for others. The growth in consumer loan service fees this year is primarily attributable to a change in the estimate for the amortization period assumed for the underlying servicing asset, though additional loan sales over the last several quarters, and corresponding growth in our portfolio of consumer loans serviced for others, also contributed to the additional servicing income.

Servicing assets are recorded when we sell loans to other investors and continue to service those loans following the sale. To determine the fair value of the servicing assets, we utilize a valuation model that calculates the present value of future cash flows for the loans sold, based on assumptions including market discount rates, anticipated prepayment speeds, estimated servicing cost per loan, and other relevant factors. These factors are subject to significant fluctuations, and the estimates used in the models are subject to review and revision based on actual experience and changes in expectations for the future. The calculated value of the servicing rights is then capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

Based on a review of our assumptions in the first quarter of 2005, we determined that the amortization period for the servicing rights on our consumer loan servicing portfolio was significantly shorter than the term over which these loans would be expected to provide net servicing income. Consequently, we revised the amortization period such that the average life of the amortization schedule would correspond with the average life we are currently observing for the underlying loan portfolio. This resulted in a significant increase in our net servicing income. Note that any projection of servicing asset amortization in future periods is limited by the conditions that existed at the time the calculations were performed, and may not be indicative of actual amortization expense that will be recorded in future periods.

The income received for servicing consumer loans also grew as a result of the sales finance loan sales over the last several quarters, and the corresponding growth in our portfolio of consumer loans serviced for others. Based on our decision to reduce sales of consumer loans in the future and instead retain a greater percentage of these loans within our portfolio, the rapid growth in fee income earned on the portfolio of serviced consumer loans in recent quarters is not expected to continue in future quarters.

An increase was also observed in service fee income earned on our commercial loans serviced for others based on participations sold in the last half of 2004. In the event we elect to expand our sales of commercial loans, we would expect this income to continue to grow in the future. In contrast, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

Other Noninterest Income
	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Rental Income	$ 144,000	$ 167,000	$ 310,000	$ 335,000
Loan Fees	288,000	86,000	358,000	108,000
ATM/Wires/Safe Deposit	62,000	49,000	119,000	87,000
Late Charges	46,000	38,000	94,000	74,000
Miscellaneous	72,000	38,000	115,000	79,000
Total Other Noninterest Income	$ 612,000	$ 378,000	$ 996,000	$ 683,000
(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

Our noninterest income from sources other than those described above rose $234,000, or 62% over the second quarter of last year, and $313,000, or 46% over the first six months of 2004. While an increase in loan fee income made the largest single contribution, significant improvements were also observed in late charge fees received on our loan portfolio, as well as Visa and ATM fees, which are expected to continue rising as checking accounts become a greater piece of our overall deposit mix.

Loan fees increased by $203,000 compared to the second quarter of 2004, as prepayment fees were $248,000, up from $84,000 last year. On a year-to-date basis, loan fees rose $249,000 with prepayment fees increasing $212,000. In recent quarters, short-term interest rates have risen, while longer-term interest rates, such as the 10-year U.S. Treasury rate, which are more indicative of fixed-rate mortgage rates, have tended to move within a range and without any discernible upward or downward tendency. Combined, these movements have resulted in a flattening of the yield curve. We believe that this flattening, and expectations that rates could move upwards in the foreseeable future, have contributed to the higher level of loan payoffs and prepayment fees observed over the last few quarters. As this flattening of the yield curve reduces the rate differential between short- and long-term financing costs, the financial incentive for borrowers to use shorter-term, adjustable-rate financing rather than longer-term, fixed-rate loans diminishes. This, in turn, provides borrowers with short-term or adjustable-rate loans an incentive to refinance with long-term fixed rates. Given the uncertainties in interest rates and borrower expectations, we do not know if the higher level of prepayment fees is likely to continue.

NONINTEREST EXPENSE

Salaries and Employee Benefits Expense increased by $939,000, or 28%, from $3.4 million in the second quarter of 2004, to more than $4.3 million for the same period in 2005, accounting for approximately 85% of the increase in total noninterest expense. On a year-to-date basis the increase was $1.6 million, or 24%, over the six-month period ended June 30, 2004.
	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Salaries	$ 2,526,000	$ 2,239,000	$ 5,147,000	$4,438,000
Commissions & Incentive Bonuses	927,000	441,000	1,438,000	774,000
Employment Taxes & Insurance	272,000	221,000	562,000	481,000
Temporary Office Help	70,000	48,000	112,000	83,000
Benefits	537,000	443,000	1,019,000	879,000
Total Salary & Benefit Expenses	$ 4,332,000	$ 3,392,000	$ 8,278,000	$6,655,000

Over half of the increase in salary and benefit expense relative to the second quarter of last year was the result of higher incentive compensation accrued for administrative and support personnel. Earlier in the year, incentive compensation had increased relative to the prior year due to our Business Banking and Residential lending divisions returning to a normal level of incentive compensation this year, compared to a below average level of expense in 2004. The incentive compensation plans for loan production tend to vary directly with the production of the business lines.

Also contributing to the increase in salary and benefit expenses was our annual salary increases for existing staff, which took place in April 2005. In addition, expenses rose as our full-time-equivalent (FTE) employee count grew from 201 FTE to 218 FTE over the past twelve months. These additions consisted primarily of positions pertaining to the origination and/or servicing of our loan portfolio or retail deposits. While incentive compensation expenses tend to be variable, base salary represents more of a fixed cost among our expenses, subject to increases during times of operational expansion.

Our salary expense declined between the first and second quarters of 2005, despite the annual salary increases in April, due to the deferral of certain salary expenses related to loan originations. In accordance with current accounting standards, certain loan origination costs, including some salary expenses tied to loan origination, are deferred and amortized over the life of each loan originated, rather than expensed in the current period. Expenses are then reported in the financial statements net of these deferrals. The amount of expense subject to deferral and amortization can vary from one period to the next based upon the number of loans originated, the mix of loan types, and year-to-year changes in "standard loan costs". In this instance, the number of loans originated by our Business Banking, Residential, and Sales Finance lending areas in the second quarter of 2005 exceeded the number of loans originated in the first quarter. Consequently, the amount of salary expense to be deferred and amortized increased between the two quarters, reducing our second quarter salary expense. Also contributing to the reduction between quarters was the departure of a senior vice president -level manager in one of our support departments near the end of the first quarter. As we are actively recruiting for a replacement for this position, this cost reduction is expected to be temporary.
Quarter Ended	FTE at Quarter End	Salaries	Commissions & Incentive Bonuses
June 30, 2004	201	$ 2,240,000	$ 441,000
September 30, 2004	214	$ 2,276,000	$ 541,000
December 31, 2004	220	$ 2,481,000	$ 855,000
March 31, 2005	219	$ 2,621,000	$ 511,000
June 30, 2005	218	$ 2,526,000	$ 927,000

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

Occupancy Expense increased $200,000, or 31% relative to the second quarter of last year, based primarily on higher software licensing costs and depreciation expense. For the six months ended June 30, 2005, occupancy expenses increased $288,000, or 21%, from the same period in 2004.
	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Rent Expense	$ 81,000	$ 78,000	$ 159,000	$ 161,000
Utilities & Maintenance	140,000	138,000	329,000	313,000
Depreciation Expense	395,000	319,000	734,000	634,000
Other Occupancy Costs	233,000	114,000	411,000	237,000
Total Occupancy Expenses	$849,000	$649,000	$ 1,633,000	$1,345,000

Depreciation expense rose by $76,000 compared to the second quarter of last year, due to capital expenditures made over the last twelve months for banking center remodel projects, growth in our information systems infrastructure, and investment in enterprise software. We expect these costs to continue to rise in the second half of 2005 as we complete the remodeling projects on our First Mutual Center headquarters building and additional banking centers and begin depreciating those new assets.

The majority of the increase in occupancy expense occurred in "other occupancy costs," which includes items such as real estate and personal property taxes, the purchase of non-capitalized equipment, and software licensing. For the second quarter of 2005, our computer equipment costs accounted for most of this category's increase, rising $95,000 over the prior year, primarily as a result of non-capitalized equipment expenditures associated with the relocation of several departments to recently remodeled areas of the First Mutual Center. Another factor that increased expenses this quarter was higher software licensing fees due to our new licensing agreement with Microsoft.

Other Noninterest Expense declined by $37,000, or 2%, and was driven by lower expenditures for legal fees, data processing, and business and occupation taxes. Largely offsetting these reductions were increased marketing, loan processing and charitable contributions expenses. For the six-month period ending June 30, 2005, other noninterest expense increased by $415,000, or 11%, over the same six-month period in 2004.
	2Q 2005	2Q 2004	YTD 2005	YTD 2004
Marketing & Public Relations	$ 350,000	$ 302,000	$ 704,000	$ 588,000
Credit Insurance	346,000	346,000	679,000	503,000
Outside Services	154,000	168,000	352,000	317,000
Taxes	84,000	108,000	225,000	235,000
Information Systems	226,000	283,000	473,000	499,000
Other	802,000	792,000	1,662,000	1,538,000
Total Other Noninterest Expenses	$1,962,000	$1,999,000	$4,095,000	$3,680,000

The most significant growth in the second quarter's other noninterest expense came from loan processing, which rose $64,000 from the second quarter of 2004. As with salaries, loan processing costs are another category of expense subject to deferral and capitalization of loan origination costs, and the majority of the increase was attributable to a reduction in the amount of expenses deferred compared to 2004. The amount of processing expense subject to deferral for several loan types, most notably custom construction loans, declined relative to last year. This caused our net expenses to rise substantially as we were unable to defer and amortize as much of these costs as we did in the second quarter of 2004. On a year-to-date basis, our loan processing expenses were up $78,000 over last year.

Our advertising expenses rose $40,000, or 18%, in the second quarter over the same period in 2004. The growth in these expenses can be attributed to an increase in both our radio and local newspaper advertising. On a year-to-date basis, marketing expenses rose $103,000, or nearly 22%, from the same period last year.

Charitable contributions during the second quarter also increased markedly, rising $24,000 from last year. This increase can be attributed to a number of donations that were made to various Eastside non-profit organizations. On a year to-date-basis, donations rose $43,000 from last year.

Additionally, although there was no change in our credit insurance expense for the quarter, it should be noted that in the second quarter of 2004 we incurred an additional accrual of $162,000, which greatly increased our credit insurance expenses during that period. For the year-to-date period, our credit insurance expenses have risen $176,000, or 35%, based on growth in the balances of insured sales finance loans, including both the loans in our portfolio as well as those serviced for other institutions.

Significant decreases in a number of expense categories included our legal expense, which declined $68,000, or 49%, from the same quarter last year. In addition to lower legal fees, our expenses were further reduced as a result of receiving refunds for legal expenses from several borrowers.

Another area where other noninterest expense declined considerably was our information systems expenses. In the second quarter these expenses fell $57,000, or over 20%, compared to the same period last year. We received a $25,000 credit from our primary services provider due to a change in pricing, in addition to submitting fewer work orders during the second quarter. For the year-to-date period, our information systems expenses declined $26,000, or 5%, compared to last year.

Our tax expenses were also much lower in the second quarter, declining $23,000 or nearly 22%, from their second quarter 2004 level. The reduction in these expenses was largely attributable to an adjustment of $27,000 in B&O taxes and a $10,000 refund of taxes from the State of Oregon. For year-to-date 2005, our tax expenses decreased $10,000, or 4%, compared to the first six months of 2004. These adjustments reflected lower actual payments compared to estimated accruals.

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

NON-PERFORMING ASSETS

Our exposure to non-performing loans and repossessed assets as of June 30, 2005 was:

Three single-family residences, one in OR, one in ID, and one in WA. No anticipated loss.	$ 461,000
Sixty-two consumer loans. Full recovery anticipated from insurance claims.	290,000
One consumer loan. No anticipated loss.	8,000
Six consumer loans. Possible loss of $34,000.	34,000
TOTAL NON-PERFORMING LOANS	$ 793,000
TOTAL REAL ESTATE OWNED AND REPOSSESSED ASSETS	4,000
TOTAL NON-PERFORMING ASSETS	$ 797,000

PORTFOLIO INFORMATION

Commercial Real Estate Loans. The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $753,000 as of June 30, 2005, with an average loan-to-value ratio of 63% (based upon the appraised value at origination or subsequent appraisal, if applicable). At quarter-end, none of these commercial loans were delinquent for 30 days or more. Small individual investors or their limited liability companies and business owners typically own the properties securing these loans. At quarter-end, the portfolio was 44% residential (multi-family or mobile home parks) and 56% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 14% of commercial real estate loan balances originated by the Bank have been sold in this manner. We continue to service the customer's loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $12 million of the portfolio, or 3%, has been purchased in this manner.

Sales Finance (Home Improvement) Loans. Loan production for both the second quarter and first six months of 2005 was essentially unchanged over the same periods a year earlier, at $20 million and $36 million, respectively. However, due to a reduced level of loan sales during the second quarter, the portfolio increased by $7 million to $74 million. Prepayment speeds continue to remain in a range of between 30% and 40%.

	Bank Portfolio Balance	Servicing Balance	Insured Balance (Bank Portfolio and Servicing Balance)
June 30, 2004	$67 million	$22 million	$39 million
September 30, 2004	$68 million	$31 million	$45 million
December 31, 2004	$69 million	$37 million	$48 million
March 31, 2005	$67 million	$44 million	$50 million
June 30, 2005	$74 million	$45 million	$53 million

During the second quarter 2005, the average new loan amount was $10,600. The average loan balance in the entire portfolio is $9,300. The yield on this portfolio is 9.94%, and has a net interest margin of 6.78%. Loans with principal balances representing 40% of the Bank's portfolio balance have credit insurance in place, and 35% (by balance) of the loans originated in the second quarter were insured.

Noted below is the charge-off table for the uninsured portfolio, and the claims experience table for the insured portfolio:

UNINSURED PORTFOLIO
	FMSB Balance	Net Charge-Offs	Charge-offs as a Percent (%) of Portfolio	Delinquent Loans (% of FMSB Portfolio)
June 30, 2004	$41 million	$136,000	0.33%	0.51%
September 30, 2004	$40 million	$ 71,000	0.18%	0.75%
December 31, 2004	$41 million	$100,000	0.24%	0.66%
March 31, 2005	$40 million	$141,000	0.35%	0.62%
June 30, 2005	$44 million	$147,000	0.33%	0.77%

(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

INSURED PORTFOLIO
	Claims Paid	Claims as a Percent (%) of Insured Balance	Delinquent Loans (% of FMSB Portfolio)
June 30, 2004	$315,000	0.89%	1.51%
September 30, 2004	$265,000	0.64%	2.11%
December 31, 2004	$492,000	1.06%	2.58%
March 31, 2005	$516,000	1.05%	2.75%
June 30, 2005	$359,000	0.70%	3.23%

Our portfolio at June 30, 2005, totaled $74 million, of which $30 million was insured. The $44 million of uninsured loans with an average credit score of 735 has performed at a fairly consistent level in terms of loan losses as a percent of the portfolio over the last five quarters, ranging from 0.18% to 0.35% during that time. The lower credit score insured portfolio, which has an average credit score of 669, has performed much differently. Losses incurred in that portfolio are submitted to our credit insurer for reimbursement. The claims experience in the last 12 months has ranged between 0.64% and 1.06% of insured balances. The delinquency ratios on the insured portfolio have ranged between 1.51% and 3.23% over the last five quarters.

Our contract with the credit insurer provides them with a maximum exposure limit of 10% of the loan balances.  Each year's loan production that is insured is treated as a separate portfolio in terms of the 10% limit. The following table shows the June 30, 2005 standing of each policy year.
		Current	Original		Remaining	Limit as % of	Current
Policy	Loans	Loan	Loss	Claims	Loss	Remaining	Delinquency
Year*	Insured	Balance	Limit	Paid	Limit	Balance	Rate
2002/2003	$21,850,000	$11,500,000	$2,185,000	$1,547,000	$638,000	5.5%	4.30%
2003/2004	$35,000,000	$23,700,000	$3,500,000	$880,000	$2,620,000	11.1%	5.12%
2004/2005	$19,850,000	$17,660,000	NA*	$9,000	NA*	NA*	1.37%
* Policy year closes on 9/30/2005

Our preference is that the remaining lifetime loss limit be at least 10% of the remaining balance of the loans from that policy year.  Levels below 10% indicate a higher possibility that the remaining lifetime loss credit for that policy year could be extinguished, resulting in credit risk to the Bank on the loans remaining from that policy year. The first policy year has not performed to expectations. The underwriting approval criteria were tightened in 2004 in reaction to these trends, and the results for both the second and third policy year appear to reflect these changes positively. We are currently in discussions with the insurer about extending the insurance coverage on the first policy year beyond the 10% limit stated above.

Residential Lending -The residential lending portfolio totaled $283 million on June 30, 2005, and consisted of $162 million of adjustable rate permanent loans (57% of the total), $4.4 million of fixed rate permanent loans (2% of the total), $76 million of disbursed balances on custom construction loans (27% of the total), $34.7 million of loans on residential building lots (12% of the total), and $5 million of loans that are held for immediate sale in the secondary market (2% of the total). The portfolio has performed in an exceptional manner, and currently has only three loans, or 0.23% of loan balances, that are delinquent more than one payment.

The average loan balance in the permanent-loan portfolio is $189,000, and the average balance in the building lot portfolio is $113,000. Owner-occupied properties constitute 69% of the loan balances. Our portfolio program underwriting is typically described as non-conforming. The portfolio generally consists of loans that, for a variety of reasons, are not readily salable on the secondary market at the time of origination. The yield earned on the portfolio is generally much higher than the yield earned on a more typical "conforming underwriting" portfolio. We underwrite the permanent portfolio loans by focusing primarily on the borrower's good or excellent credit and our overall exposure on the loan. We manually underwrite all loans and assess the loans for compensating factors to offset the non-conforming elements of those loans.

On June 30, 2005, we had $11 million of loans in the portfolio where the borrowers are making "interest only" payments on the loans until their first interest rate change date (at which time the loan converts to normal amortizing payments). This represents about 7% of the permanent residential lending portfolio. The loans with the interest-only feature are underwritten using a payment of full principal and interest in the calculation of monthly debts. This insures that loans are not made to borrowers that only qualify due to the interest-only payment feature on the loan. Although we believe that those loans are well underwritten, and to date our experience with those loans has been favorable, we recently made the decision to sell a majority of the interest-only loans to other investors. We are seeking buyers for the pool of loans currently on the books and for new originations. We do not originate the "Option ARM" product, where borrowers are given a variety of monthly payment options, which include the possibility of negative amortization.

As of June 30, 2005, we held about $1.7 million of low documentation loans on our books (or approximately 1% of the permanent-loan portfolio). These loans allow lower levels of documentation verifying a borrower's income or assets. Through a combination of the borrower's equity in the property and the purchase of mortgage insurance on each individual loan, all low documentation loans have a less than 70% loan-to-value exposure to the Bank. Until such time as we have an established track record with the performance of low-documentation residential mortgages, we have established a limit of 1% of the Bank's loan portfolio.
(more)

FMSB - 51st Quarter of Record Profits

July 27, 2005

PORTFOLIO DISTRIBUTION

The loan portfolio distribution at the end of the second quarter was as follows:

Single Family (including loans held-for-sale) 24%

Income Property 37%

Business Banking 13%

Commercial Construction 3%

Single Family Construction:

Spec 2%

Custom 9%

Consumer 12%

Adjustable-rate loans accounted for 90% of our total portfolio.

DEPOSIT INFORMATION

The number of business checking accounts increased by 19%, from 1,750 at June 30, 2004, to 2,088 as of June 30, 2005, a gain of 338 accounts. The deposit balances for those accounts grew 62%. Consumer checking accounts also increased, from 6,244 in the second quarter of 2004 to 7,183 this year, an increase of 939 accounts, or 15%. Our total balances for consumer checking accounts rose 16%.

The following table shows the distribution of our deposits.
	Time Deposits	Checking	Money Market Accounts	Savings
June 30, 2004	65%	12%	22%	1%
September 30, 2004	63%	13%	23%	1%
December 31, 2004	61%	14%	24%	1%
March 31, 2005	64%	13%	22%	1%
June 30, 2005	64%	14%	21%	1%

OUTLOOK FOR THIRD QUARTER 2005

Net Interest Margin. Our forecast for the second quarter was a range of 3.90% - 4.00%, and we came in just outside that forecast at 4.01%. The anticipated shift in transaction accounts to time deposits did not occur, and as a result our margin was better than expected. Our prediction for the third quarter of year 2005 is a modest improvement to a range of 4.05% - 4.10%. We anticipate that a large number of commercial loans that are scheduled for their annual repricing in the third quarter will be retained by the Bank, subject to the normal pay offs that occur within those business lines.

Loan Portfolio Growth. The loan portfolio, excluding loans held-for-sale, grew $20 million, which was just within our forecast of $15-$20 million. Our prediction for third quarter is loan growth in the range of $0-$5 million. The anticipated increase in commercial loan sales is projected to offset the loan growth in the other business lines.

Noninterest Income. Our estimate for the second quarter was a range of $1.0 - $1.2 million. The actual result for the quarter was noninterest income of $1.6 million. The variance was due in large part to the sale of more commercial loans than anticipated and an increase in prepayment fee income. For the third quarter we are forecasting noninterest income in the range of $1.1 - $1.3 million.

Noninterest Expense. Noninterest expense increased by 18%, on a quarter-to-quarter comparison, significantly higher than our forecast of 13%. The accrual for a staff bonus accounted for most of the variance. Absent that accrual, operating costs would have been up about 12% as compared to the second quarter of 2004. Our forecast for third quarter 2005 is $7 million, which would be down slightly from second quarter 2005, but a 15% increase over the comparable quarter in 2004.

The "Outlook for Third Quarter 2005" contains our current estimates and forecasts for certain earnings and growth factors. These "outlooks" are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include the various factors affecting general interest rate and net interest margin changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop new deposits and loans; our ability to control our expenses while increasing our services, our facilities and the quality of our operations; the impact of competitive products, services, and pricing; and our credit risk management. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

-0-

Transmitted on Business Wire at 2:00 a.m. PDT, July 27, 2005.